Exhibit 10.4.4

SEPARATION AGREEMENT

This Separation Agreement (“Agreement”) is entered into as of February 27, 2018, by and between Scott L.N. Davidson (“Davidson”) and RAIT Financial Trust (“RAIT”).

WHEREAS, RAIT employed Davidson as its Chief Executive Officer and President pursuant to an Employment Agreement entered into as of October 31, 2016 (the “Employment Agreement”);

WHEREAS, on February 21, 2018, Davidson initiated the termination of his employment with RAIT, pursuant to Sections 2.1 and 4.2 of the Employment Agreement, by submitting a written notice of resignation for Good Reason, specifying a termination date sixty (60) days from the date of his notice; and

WHEREAS, the parties mutually desire to set an earlier termination date, and to address certain other matters in connection with the termination of Davidson’s employment.

NOW THEREFORE, THE PARTIES AGREE AS FOLLOWS:

1.Davidson and RAIT agree to waive the requirement in Section 4.2 of the Employment Agreement that Davidson’s termination date be at least sixty (60) days from the date of Davidson’s written notice.

2.Davidson and RAIT agree that Davidson’s employment will terminate effective February 28, 2018.  For avoidance of doubt, at 12:01 a.m. on February 28, Davidson no longer will be employed by RAIT.

3.Concomitant with the termination of his employment with RAIT, Davidson will resign his position as a member of RAIT’s Board of Trustees.  Davidson affirms that his resignation as a Trustee is not because of any disagreement with RAIT relating to RAIT’s operations, policies or practices.

4.By agreeing to an earlier termination date, RAIT does not waive its right to dispute Davidson’s claim that he had Good Reason to resign his employment and that Davidson is eligible to receive the benefits set forth in Section 2.1(c) of the Employment Agreement in connection therewith.

5.RAIT will pay Davidson $720,000, less appropriate withholdings, representing the 2017 cash bonus RAIT estimates Davidson would have earned had he remained employed with RAIT for the duration of the 60 day notice period (the “2017 Bonus”).  RAIT agrees to wire the 2017 Bonus to Davidson on February 27, 2018.

6.The terms herein are not intended to waive, compromise or diminish Davidson’s claims against RAIT and any related person or entity, other than as expressly set forth in this Agreement.  Conversely, the terms herein are not intended to waive, compromise or diminish the claims of RAIT or any related person or entity against Davidson or any defenses they may have to any claims Davidson brings against them, other than as expressly set forth in this Agreement.  Except as expressly set forth herein, all terms of the Employment Agreement, including those provisions that survive the termination of the Employment Agreement, remain in full force and effect.

7.This Agreement is binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal or legal representatives, successors and/or assigns.

8.This Agreement may be executed in any number of counterparts and each such counterpart shall have the same force and binding effect as if executed by all parties.  Facsimile or pdf signatures shall have the same force and effect as an original signature.

IN WITNESS THEREOF, the parties have executed this Agreement.

SCOTT L.N. DAVIDSON

/s/ Scott L.N. Davidson

RAIT FINANCIAL TRUST

By: /s/ Michael J. Malter

Title:  Chairman of the Board of Trustees

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